EXHIBIT 99.1
PubMatic Announces Second Quarter 2026 Financial Results

Delivered revenue and adjusted EBITDA well ahead of guidance;
AI customer adoption more than doubled sequentially, delivering 80+ agentic campaigns and 4,000+ AI-powered deals;
Total Revenues Grew 11%, adjusted EBITDA increased 38% and free cash flow increased 47% year-over-year;
CTV, Mobile App and Emerging Revenues represented ~60% of total revenue;
Repurchased 2.1 million shares in Q2 2026, representing 4.2% of fully diluted shares1 as of June 30, 2026.
NO-HEADQUARTERS/REDWOOD CITY, Calif., August 6, 2026 (GLOBE NEWSWIRE) -- PubMatic, Inc. (Nasdaq: PUBM), the leading AI-powered ad tech company delivering digital advertising performance, today reported financial results for the quarter ended June 30, 2026.

"The second quarter marked an important inflection point for PubMatic. We delivered double-digit revenue growth earlier than anticipated, expanded profitability and strengthened our competitive position across AgenticOS, CTV, and mobile app," said Rajeev Goel, co-founder and CEO at PubMatic. "AI is transforming how digital advertising is planned, activated and optimized, increasing the emphasis on performance advertising. Our AI-native infrastructure and proprietary intelligence consistently deliver better performance, faster execution and greater efficiency for customers. Every interaction strengthens that intelligence, creating a compounding advantage that is difficult to replicate. Further, we’re bringing new forms of advertising, new sources of demand and new intelligence onto our platform that will significantly expand our long-term market opportunities.”

Second Quarter 2026 Financial Highlights
•Revenue in the second quarter of 2026 was $78.6 million, up 11% compared to the same period of 2025;
•GAAP net loss was $(1.2) million with a margin of (1)%, or $(0.03) per diluted share in the second quarter, compared to GAAP net loss of $(5.2) million with a margin of (7)%, or $(0.11) per diluted share in the same period of 2025;
•Adjusted EBITDA was $19.6 million, or 25% margin, an increase over $14.2 million, or 20% margin in the same period of 2025;
•Non-GAAP net income was $5.9 million, or $0.12 per non-GAAP diluted share in the second quarter, compared to non-GAAP net income of $2.5 million, or $0.05 per non-GAAP diluted share in the same period of 2025;
•Net cash provided by operating activities was $20.2 million, a 36% increase over $14.9 million in the same period of 2025;
•Free cash flow was $13.7 million, a 47% increase over $9.3 million in the same period of 2025;
•Ended the quarter with total cash, cash equivalents, and marketable securities of $137.5 million with no debt; and
•Through June 30, 2026, used $211.4 million in cash to repurchase 15.5 million shares of Class A common stock with $63.6 million available from the 2023 Repurchase Program.
1 Fully diluted shares include common shares outstanding as of June 30, 2026 plus dilutive securities related to employee stock awards under the treasury stock method, calculated as if the Company were in a net income position.

The section titled “Non-GAAP Financial Measures” below describes our usage of non-GAAP financial measures. Reconciliations between historical GAAP and non-GAAP information are contained at the end of this press release following the accompanying financial data.

"We delivered a remarkable quarter, exceeding our guidance on revenue and adjusted EBITDA. We returned to double-digit year-over-year revenue growth ahead of schedule: revenue grew 11%, adjusted EBITDA increased 38% and free cash flow increased 47%," said Steve Pantelick, CFO at PubMatic. “Over the past three years, targeted investment and innovation in the fastest-growing areas of digital advertising have fundamentally changed our business. Today, approximately 60% of our revenue comes from CTV, mobile app and emerging revenue streams, roughly double the level of three years ago. Based on this momentum and the strength of our AI-powered products, we anticipate continued double-digit year-over-year revenue growth and meaningful full-year margin expansion.”

Business Highlights

AgenticOS Drives Superior Open Internet Performance and Customer Adoption
•Since launching in January 2026, PubMatic has delivered measurable performance gains for customers across more than 80 fully autonomous, end-to-end campaigns globally. This is up from over 30 campaigns a quarter ago, and now includes all five global agency holding companies.
•Over 4,000 AI-powered deals transacted to date, up from just over 1,000 deals a quarter ago.
•Level Agency increased ad spend with PubMatic after AgenticOS delivered more than 2x reach per dollar versus its incumbent DSP, while significantly accelerating campaign setup and activation time. Additionally, AgenticOS delivered retargeting at scale within days compared to the 1-2 months ramp typically required by DSP-led campaigns.
•Havas Media and Telefónica launched Spain's first fully agentic CTV campaign, achieving 18% lower CPM than target while exceeding impression goals by 23% using AgenticOS.
•Launched advanced guardrail architecture for AgenticOS, giving enterprise buyers configurable control over autonomous campaign execution with human approval workflows, presence-based controls, and full audit trails built directly into the execution layer, reducing barriers to scaling agentic advertising budgets across the platform.

New Partnerships Fuel Our Intelligence Advantage
•Recently partnered with Gracenote to bring real-time content intelligence, including contextual signals and live sports schedules, directly into the PubMatic platform. By embedding this data at the point of auction, coupled with our rich signal data and proprietary bidstream data, our AI-native infrastructure can make increasingly sophisticated decisions within the milliseconds available before every impression is served.
•Added premium inventory from marquee broadcaster Channel 4 in the UK to expand its access to advertising buyers.

New AI-Powered Solutions Launched
•Launched Decision Fabric, a containerization solution bringing buyer intelligence directly into the auction to improve advertising performance.
•Launch partners include MiQ, Chalice AI, SWYM.ai and InPowered, who can now run proprietary decision models natively within PubMatic's infrastructure.

Expanded Into New Markets, Creating Incremental Growth Opportunities
•Launched Creator Marketplace, enabling advertisers on PubMatic to connect to premium inventory and reach highly engaged audiences while giving creators new ways to monetize across the open internet.
•Programmatic trading desk Klever used AgenticOS to help a well-known direct-to-consumer brand expand beyond social channels into premium CTV, and delivered a 5x return on ad spend, which was double the client’s original objective.

Diversified Revenue Mix and Expanded Reach On The Buy Side
•Revenues in Q2 2026 from CTV, mobile app and emerging revenues represented approximately 60% of total revenue, roughly double the share of three years ago.
•Strength in CTV was led by the Americas, where revenue grew 25% year over year. Global CTV revenue grew 13% year-over-year and represented approximately 20% of total revenue.
•Q2 2026 revenue from mobile app grew over 40% year-over-year and accounted for approximately 25% of total revenue.
•Emerging revenues2 in Q2 2026 grew approximately 100% year over year and represented approximately 15% of total revenues in the quarter, which includes revenue from newly launched AI solutions.
•Ad spend from Activate grew more than 2X over Q2 2025, as buyers and publishers prioritized performance, control and transparency.
•Ad spend from mid-market focused DSPs grew over 25% year-over-year in Q2 2026.
•Supply Path Optimization represented over 55% of total activity on our platform in Q2 2026.

Operating Priorities Drove Profitable Growth
•Infrastructure optimization initiatives and investments drove nearly 92 trillion impressions processed in Q2 2026, an increase of 18% over Q2 2025.
•Cost of revenue per million impressions processed decreased 20% on a trailing twelve month period, as compared to the prior period.

Financial Outlook
Our outlook assumes that general market conditions do not significantly deteriorate as it relates to current macroeconomic and geopolitical conditions.
For the third quarter of 2026, we expect the following:
•Revenue to be in the range of $75 million to $77 million.
•Adjusted EBITDA to be in the range of $17.0 million to $19.0 million. Adjusted EBITDA expectation assumes a negative foreign currency exchange impact predominantly from Euro and Pound Sterling.

Although we provide guidance for adjusted EBITDA, we are not able to provide guidance for net income (loss), the most directly comparable GAAP measure. Certain elements of the composition of GAAP net income (loss), including stock-based compensation expenses, are not predictable, making it impractical for us to provide guidance on net income or to reconcile our adjusted EBITDA guidance to net income without unreasonable efforts. For the same reason, we are unable to address the probable significance of the unavailable information.

2 Emerging revenue includes Activate, Commerce Media, Connect and AI solutions.

Chief Financial Officer Planned Retirement Announced
In a separate release issued today, the Company announced that Steve Pantelick, Chief Financial Officer, plans to retire after fifteen years in the role. He will continue to serve as CFO into the first quarter of 2027, and then as a senior adviser through July 1, 2027, to support continuity and a smooth transition. The Company has initiated a search for his successor.
Conference Call and Webcast details
PubMatic will host a conference call to discuss its financial results on Thursday, August 6, 2026 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). A live webcast of the call can be accessed from PubMatic’s Investor Relations website at https://investors.pubmatic.com. An archived version of the webcast will be available from the same website after the call.
Non-GAAP Financial Measures
In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), including, in particular operating income (loss), net cash provided by operating activities, and net loss, we believe that adjusted EBITDA, adjusted EBITDA margin, non-GAAP net income, non-GAAP earnings per share and free cash flow, each a non-GAAP measure, are useful in evaluating our operating performance. We define adjusted EBITDA as net loss adjusted for stock-based compensation expense, depreciation and amortization, litigation related expenses, interest income, and provision for (benefit from) income taxes. Adjusted EBITDA margin represents adjusted EBITDA calculated as a percentage of revenue. We define non-GAAP net income as net loss adjusted for stock-based compensation expense, litigation related expenses, and adjustments for income taxes. We define non-GAAP free cash flow as net cash provided by operating activities reduced by purchases of property and equipment and capitalized software development costs.
In addition to operating income (loss) and net loss, we use adjusted EBITDA and non-GAAP net income as measures of operational efficiency. We believe that these non-GAAP financial measures are useful to investors for period to period comparisons of our business and in understanding and evaluating our operating results for the following reasons:
•Adjusted EBITDA and non-GAAP net income are widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization, litigation related expenses, interest expense, and provision for (benefit from) income taxes that can vary substantially from company to company depending upon their financing, capital structures and the method by which assets were acquired; and,
•Our management uses adjusted EBITDA and non-GAAP net income in conjunction with GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of operating performance and the effectiveness of our business strategies and in communications with our board of directors concerning our financial performance; and adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations, and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Our use of non-GAAP financial measures has limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:
•Adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) the potentially dilutive impact of stock-based compensation; or (c) tax payments that may represent a reduction in cash available to us;
•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•Non-GAAP net income does not include: (a) the potentially dilutive impact of stock-based compensation; (b) non-ordinary course litigation related expenses; or (c) income tax effects for stock-based compensation
Because of these and other limitations, you should consider adjusted EBITDA and non-GAAP net income along with other GAAP-based financial performance measures, including net income and our GAAP financial results.

Forward Looking Statements
This press release contains “forward-looking statements” regarding our future business expectations, including our guidance relating to our revenue and adjusted EBITDA for the third quarter of 2026, our expectations regarding our adjusted EBITDA, free cash flow, free cash flow margin, capital expenditures, future adoption and deployment of our AI-enabled products, future market growth, and our long-term revenue growth. These forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions and may differ materially from actual results due to a variety of factors including: our dependency on the overall demand for advertising and the channels we rely on; our existing customers not expanding their usage of our platform, or our failure to attract new publishers and buyers; our ability to maintain and expand access to spend from buyers and valuable ad impressions from publishers; the rejection of the use of digital advertising by consumers through opt-in, opt-out or ad-blocking technologies or other means; our failure to innovate and develop new solutions that are adopted by publishers; geopolitical tensions and uncertainty, including the conflicts in Ukraine and the Middle East, and the related measures taken in response by the global community and disruptions to the international supply chain and global commerce; the impacts of inflation and tariffs as well as fiscal tightening; changes in currency exchange environments and continuing volatility in global capital markets; volatile interest rates; public health crises, including the resulting global economic uncertainty; limitations imposed on our collection, use or disclosure of data about advertisements, including as it may impact our use of Artificial Intelligence and additional AI laws and regulations are enacted globally; the lack of similar or better alternatives to the use of third-party cookies, mobile device IDs or other tracking technologies if such uses are restricted; any failure to scale our platform infrastructure to support anticipated growth and transaction volume; liabilities or fines due to publishers, buyers, and data providers not obtaining consents from consumers for us to process their personal data; any failure to comply with laws and regulations related to data privacy, data protection, information security, and consumer protection; and our ability to manage our growth. Moreover, we operate in a competitive and rapidly changing market, and new risks may emerge from time to time. For more information about risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which are available on our investor relations website at https://investors.pubmatic.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026. All information in this press release is as of August 6, 2026. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
About PubMatic
PubMatic is the leading AI-powered ad tech company delivering digital advertising performance. Through an intelligent, unified platform that connects buyers, publishers, data partners, and commerce media networks, PubMatic delivers superior performance with greater transparency, control, and efficiency. Since 2006, PubMatic has pioneered major advances in programmatic advertising, from enabling the first OpenRTB transactions to embedding AI-driven optimization and privacy-focused innovation across its platform. With omnichannel scale, proven reliability, and a track record of continuous innovation, PubMatic is building a more intelligent, profitable, and sustainable open internet. Built to Connect. Powered to Perform.
Investors:
investors@pubmatic.com
Press Contact:
Purpose Worldwide
PubMatic@purposenorthamerica.com

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$119,971	$145,518
Marketable securities	17,536	—
Accounts receivable, net	383,197	358,240
Prepaid expenses and other current assets	17,162	18,889
Total current assets	537,866	522,647
Property, equipment and software, net	58,528	52,657
Operating lease right-of-use assets	34,518	38,149
Acquisition-related intangible assets, net	1,914	2,704
Goodwill	29,577	29,577
Deferred tax assets	32,128	30,986
Other assets, non-current	5,511	3,475
TOTAL ASSETS	$700,042	$680,195
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$390,046	$343,619
Accrued liabilities	24,230	25,278
Operating lease liabilities, current	7,842	6,953
Total current liabilities	422,118	375,850
Operating lease liabilities, non-current	32,795	36,910
Other liabilities, non-current	6,401	4,846
TOTAL LIABILITIES	461,314	417,606
Stockholders' Equity
Common stock	7	7
Treasury stock	(223,977)	(193,471)
Additional paid-in capital	341,643	321,062
Accumulated other comprehensive income (loss)	(156)	68
Retained earnings	121,211	134,923
TOTAL STOCKHOLDERS’ EQUITY	238,728	262,589
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$700,042	$680,195

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$78,593	$71,095	$141,160	$134,920
Cost of revenue(1)	25,877	26,612	51,971	52,200
Gross profit	52,716	44,483	89,189	82,720
Operating expenses:(1)
Technology and development	9,148	9,116	17,134	17,888
Sales and marketing	26,130	25,200	55,095	51,999
General and administrative	16,859	15,628	31,654	30,197
Total operating expenses	52,137	49,944	103,883	100,084
Operating income (loss)	579	(5,461)	(14,694)	(17,364)
Total other income (expense), net	1,302	(609)	1,464	(30)
Income (loss) before income taxes	1,881	(6,070)	(13,230)	(17,394)
Provision for (benefit from) income taxes	3,083	(862)	482	(2,700)
Net loss	$(1,202)	$(5,208)	$(13,712)	$(14,694)
Net income (loss) per share attributable to common stockholders:
Basic	$(0.03)	$(0.11)	$(0.29)	$(0.31)
Diluted	$(0.03)	$(0.11)	$(0.29)	$(0.31)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	46,106	47,185	46,611	47,763
Diluted	46,106	47,185	46,611	47,763

(1)Stock-based compensation expense includes the following:
STOCK BASED COMPENSATION EXPENSE
(In thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Cost of revenue	$357	$474	$741	$948
Technology and development	1,055	1,628	2,084	3,213
Sales and marketing	2,605	3,465	5,662	6,928
General and administrative	4,330	4,234	8,348	8,410
Total stock-based compensation	$8,347	$9,801	$16,835	$19,499

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	Six Months Ended June 30,
	2026	2025
OPERATING ACTIVITIES:
Net loss	$(13,712)	$(14,694)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,995	23,537
Stock-based compensation	16,835	19,499
Deferred income taxes	(1,143)	(9,024)
Accretion of discount on marketable securities	(110)	(819)
Non-cash lease expense	3,591	3,710
Other	(305)	(278)
Changes in operating assets and liabilities:
Accounts receivable	(24,957)	41,412
Prepaid expenses and other current assets	4,046	(340)
Accounts payable	36,558	(25,865)
Accrued liabilities	(1,738)	(5,559)
Operating lease liabilities	(3,188)	(1,328)
Other liabilities, non-current	1,633	275
Net cash provided by operating activities	37,505	30,526
INVESTING ACTIVITIES:
Purchases of and deposits on property and equipment	(2,966)	(2,781)
Capitalized software development costs	(10,171)	(11,180)
Purchases of marketable securities	(17,429)	(26,026)
Proceeds from maturities of marketable securities	—	39,859
Purchase of equity investment	(3,500)	—
Net cash used in investing activities	(34,066)	(128)
FINANCING ACTIVITIES:
Proceeds from issuance of common stock for employee stock purchase plan	1,054	1,357
Proceeds from exercise of stock options	884	1,174
Principal payments on finance lease obligations	(75)	(70)
Payments to acquire treasury stock	(30,500)	(43,649)
Net cash used in financing activities	(28,637)	(41,188)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(25,198)	(10,790)
Effect of foreign currency on cash	(349)	814
CASH AND CASH EQUIVALENTS - Beginning of year	145,518	100,452
CASH AND CASH EQUIVALENTS - End of year	$119,971	$90,476

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA AND NON-GAAP NET INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Reconciliation of net loss:
Net loss	$(1,202)	$(5,208)	$(13,712)	$(14,694)
Add back (deduct):
Stock-based compensation	8,347	9,801	16,835	19,499
Depreciation and amortization	10,007	11,861	19,995	23,537
Litigation related expenses(2)	594	—	1,032	—
Interest income	(1,213)	(1,379)	(2,428)	(2,972)
Provision for (benefit from) income taxes	3,083	(862)	482	(2,700)
Adjusted EBITDA	$19,616	$14,213	$22,204	$22,670

Revenue	$78,593	$71,095	$141,160	$134,920
Adjusted EBITDA margin	25%	20%	16%	17%

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Reconciliation of net loss per share:
Net loss	$(1,202)	$(5,208)	$(13,712)	$(14,694)
Add back (deduct):
Stock-based compensation	8,347	9,801	16,835	19,499
Litigation related expenses(2)	594	—	1,032	—
Adjustment for income taxes	(1,883)	(2,068)	(3,714)	(4,123)
Non-GAAP net income	$5,856	$2,525	$441	$682
GAAP diluted EPS	$(0.03)	$(0.11)	$(0.29)	$(0.31)
Non-GAAP diluted EPS	$0.12	$0.05	$0.01	$0.01
GAAP weighted average shares outstanding—diluted	46,106	47,185	46,611	47,763
Non-GAAP weighted average shares outstanding—diluted	49,936	50,539	49,809	51,498
(2)Litigation related expenses represents external legal fees and other expenses, net of insurance recoveries, associated with pending litigation that arose outside of the ordinary course of business. These costs related to a discrete matter, and are not representative of our underlying operating performance. We do not adjust for legal expenses incurred in our ordinary course of business.
Reported GAAP diluted loss per share for the three and six months ended June 30, 2026 and 2025 were calculated using basic share count. Non-GAAP diluted earnings per share for the three and six months ended June 30, 2026 and three and six months ended June 30, 2025 were calculated using diluted share count which includes approximately 4 million, 3 million, 3 million, and 4 million, respectively, of dilutive securities related to employee stock awards.

SUPPLEMENTAL CASH FLOW INFORMATION
COMPUTATION OF FREE CASH FLOW, A NON-GAAP MEASURE
(In thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Reconciliation of cash provided by operating activities:
Net cash provided by operating activities	$20,210	$14,905	$37,505	$30,526
Less: Purchases of property and equipment	(2,955)	(1,340)	(2,966)	(2,781)
Less: Capitalized software development costs	(3,592)	(4,300)	(10,171)	(11,180)
Free cash flow	$13,663	$9,265	$24,368	$16,565